EXHIBIT 11
                   OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share

                                                             Three Months Ended        Six Months Ended
                                                                  June 30                  June 30
                                                          -----------------------   -----------------------
                                                             1996         1995         1996         1995
                                                          ----------   ----------   ----------   ----------
Primary (for Statement of Operations):
     Net earnings                                         $  297,330      200,256      419,459      309,189
     Preferred stock dividends                                72,900            0       72,900            0
                                                          ----------   ----------   ----------   ----------
     Net earnings per common share                           224,430      200,256      346,559      309,189

     Shares:
        Weighted average number of shares outstanding      4,716,096    4,688,384    4,716,096    4,686,244
        Assuming exercise of warrants and options,  net
          of number of shares which could have been
          purchased with the exercise of such options
          (using average price for the period)               166,833      119,458      155,969      115,944
                                                          ----------   ----------   ----------   ----------
        Weighted average number of shares,  adjusted       4,882,929    4,807,842    4,872,065    4,802,188
                                                          ----------   ----------   ----------   ----------

     Primary earnings per common share
        and common equivalent share:
        Net earnings (loss)                               $     0.05         0.04   $     0.07         0.06
                                                          ==========   ==========   ==========   ==========


Assuming full dilution (for Statement of Operations):
     Net earnings                                         $  297,330      200,256      419,459      309,189
     Preferred stock dividends                                72,900            0       72,900            0
                                                          ----------   ----------   ----------   ----------
     Net earnings per common share                           224,430      200,256      346,559      309,189

     Shares:
        Weighted average number of shares outstanding      4,716,096    4,688,384    4,716,096    4,686,244
        Assuming exercise of warrants and options,  net
          of number of shares which could have been
          purchased with the exercise of such options
          (using closing market price)                       191,600      113,072      191,384      113,072
                                                          ----------   ----------   ----------   ----------
        Weighted average number of shares,  adjusted       4,907,696    4,801,456    4,907,480    4,799,316
                                                          ----------   ----------   ----------   ----------

     Primary earnings per common share
        and common equivalent share:
        Net earnings (loss)                                    $0.05(a)      0.04(a)     $0.06(a)      0.07(a)
                                                          ==========   ==========   ==========   ==========


(a)  This calculation is submitted in accordance with Regulation S-B item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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